UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
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PMV Pharmaceuticals, Inc.
(Name of Registrant as Specified in Its Charter)

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Dear Stockholders of PMV Pharmaceuticals, Inc.:
We are pleased to invite you to attend the 2021 Annual Meeting of Stockholders of PMV Pharmaceuticals, Inc. (the “Annual Meeting”) to be held on June 2, 2021 at 10:00 a.m., Eastern. Due to continuing concerns surrounding the ongoing COVID-19 pandemic, the Annual Meeting will be a virtual meeting conducted exclusively via the Internet. There will not be a physical meeting location, and stockholders will not be able to attend the Annual Meeting in person. Details regarding admission to the Annual Meeting and the business to be conducted are more fully described in the accompanying Notice of Annual Meeting of Stockholders and proxy statement.
Your vote is important. Whether or not you plan to virtually attend the Annual Meeting, we hope you will vote as soon as possible. You may vote over the Internet or by mailing a proxy or voting instruction card. Voting over the Internet or by written proxy will ensure your representation at the Annual Meeting regardless of whether you attend virtually. Please review the instructions on the proxy or voting instruction card regarding each of these voting options.
We are also pleased to furnish proxy materials to stockholders primarily over the Internet. This process expedites stockholders’ receipt of proxy materials, while lowering the costs of our Annual Meeting and conserving natural resources. On or around April 23, 2021, we will mail our stockholders a notice containing instructions on how to access our proxy materials and Annual Report for the fiscal year ended December 31, 2020 and vote online. The notice also provides instructions on how to vote online, by phone or by mail, and includes instructions on how you can receive a paper copy of proxy materials by mail.
At this year’s Annual Meeting, the agenda includes the following proposals:
Proposal	Board Recommendation
Election of Thilo Schroeder, Ph.D. and Peter Thompson, M.D. as Class I directors	FOR
Ratification of Ernst & Young LLP as our independent registered public accounting firm	FOR
Thank you for your ongoing support of and continued interest in PMV Pharmaceuticals.
Sincerely,

David H. Mack, Ph.D.
President, Chief Executive Officer and director

PMV PHARMACEUTICALS, INC.
8 Clarke Drive, Suite 3
Cranbury, New Jersey 08512

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
June 2, 2021
Time and Date	10:00 a.m., Eastern, on June 2, 2021.

Place	www.virtualshareholdermeeting.com/PMVP2021

Items of Business	1.	To elect Thilo Schroeder, Ph.D. and Peter Thompson, M.D. as Class I directors until the 2024 annual meeting of stockholders and until their respective successor have been elected or appointed;.

	2.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2021; and.

	3.	To conduct any other business properly brought before the Annual Meeting and any adjournment or postponement thereof.

Adjournments and Postponements
Any action on the items of business described above may be considered at the Annual Meeting at the time and on the date specified above or at any time and date to which the Annual Meeting may be properly adjourned or postponed.

Record Date	You are entitled to notice of and to vote at the Annual Meeting and at any adjournment or postponement that may take place only if you were a stockholder as of the close of business on April 9, 2021.

Proxy Materials and Annual Report	We are pleased to take advantage of Securities and Exchange Commission rules that allow us to furnish these proxy materials and our annual report to stockholders on the Internet.

Voting
Your vote is very important. Whether or not you plan to attend the Annual Meeting, we encourage you to read this proxy statement and submit your proxy or voting instructions as soon as possible. You may submit your proxy or voting instruction card for the Annual Meeting by completing, signing, dating and returning your proxy or voting instruction card in the pre-addressed envelope provided, or, in most cases, by using the Internet. For specific instructions on how to vote your shares, please refer to the section entitled “Proxy Statement Questions and Answers” beginning on page 1 of the accompanying proxy statement and the instructions on the proxy or voting instruction card. You can revoke a proxy prior to its exercise at the Annual Meeting by following the instructions in the accompanying proxy statement.

By order of the Board of Directors,

Robert Ticktin
General Counsel and Corporate Secretary
Important Notice Regarding the Availability of Proxy Materials
for the Annual Meeting of Stockholders to Be Held on June 2, 2021:
This Notice of 2021 Annual Stockholders’ Meeting and Proxy Statement and
Fiscal Year 2020 Annual Report on Form 10-K are available
at http://www.proxyvote.com

i

PMV PHARMACEUTICALS, INC.
8 Clarke Drive, Suite 3
Cranbury, New Jersey 08512

PROXY STATEMENT QUESTIONS AND ANSWERS
Why am I receiving these proxy materials?
The board of directors of PMV Pharmaceuticals, Inc., a Delaware corporation (“PMV Pharmaceuticals,” the “Company,” “we,” “us,” or “our”), has made these proxy materials available to you on the Internet or, upon your request, by delivering printed versions of these materials to you by mail, in connection with the solicitation of proxies for use at our 2021 Annual Meeting of Stockholders (the “Annual Meeting”) which will take place on June 2, 2021 at 10:00 a.m., Eastern.
Why did I receive a one-page notice in the mail regarding the Internet availability of proxy materials instead of a full set of printed proxy materials?
Pursuant to the “notice and access” rules adopted by the Securities and Exchange Commission, we have elected to provide stockholders access to our proxy materials over the Internet. Accordingly, we sent a Notice of Internet Availability of Proxy Materials (the “Notice”) to all of our stockholders as of April 9, 2021 (the “Record Date”). The Notice includes instructions on how to access our proxy materials over the Internet and how to request a printed copy of these materials. Internet distribution of our proxy materials is designed to expedite receipt by stockholders, lower the cost of the Annual Meeting and conserve natural resources. However, if you would prefer to receive paper copies of proxy materials, please follow the instructions included in the Notice.
What is the purpose of the Annual Meeting?
For stockholders to vote on the following proposals to:
•	elect Thilo Schroeder, Ph.D. and Peter Thompson, M.D. as Class I directors;
•	ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2021; and
•	transact any other business as may properly come before the Annual Meeting.
How does the board of directors recommend I vote on these proposals?
The Board recommends that you vote:
•	FOR the election of Thilo Schroeder, Ph.D. and Peter Thompson, M.D. as Class I directors; and
•	FOR the ratification of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2021.
Who is entitled to vote at the Annual Meeting?
Holders of PMV Pharmaceuticals common stock at the close of business on the Record Date are entitled to receive the Notice and to vote their shares at the Annual Meeting. As of the Record Date, there were 44,932,029 shares of common stock outstanding and entitled to vote at the Annual Meeting.
What is the difference between holding shares as a stockholder of record and as a beneficial owner?
If your shares are registered directly in your name with PMV Pharmaceuticals’ transfer agent, American Stock Transfer & Trust Company, LLC, you are considered the “stockholder of record” with respect to those shares, and the Notice was sent directly to you by the Company.
If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the “beneficial owner” of shares held in street name. The Notice and, upon your request, the proxy materials have been forwarded to you by your broker, bank or other nominee who is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker, bank or other nominee on how to vote your shares by following their instructions for voting.

How can I vote my shares?
The instructions for accessing proxy materials and voting can be found in the Notice that you received either by mail or e-mail. In order to access proxy materials and vote, you will need the control number provided on the Notice. There are four ways a stockholder of record can vote:
(1)	By Internet: You may vote over the Internet by following the instructions provided in the Notice or if you requested printed copies of proxy materials, the instructions provided in the proxy card.
(2)	By Telephone: You can vote by telephone by following the instructions in the Notice or if you requested printed copies of proxy materials, the instructions provided in the proxy card.
(3)	By Mail: If you requested printed copies of proxy materials, you can vote by mailing your proxy card as described in the proxy materials.
(4)
During the meeting: If you are a stockholder as of the Record Date, you may vote online during the Annual Meeting, follow the provided instructions to join the Annual Meeting at www.virtualshareholdermeeting.com/PMVP2021, starting at 10:00 a.m., Eastern on Wednesday, June 2, 2021. The webcast will open 15 minutes before the start of the Annual Meeting. Submitting a proxy will not prevent a stockholder from attending the Annual Meeting, revoking their earlier-submitted proxy, and voting in person. You may also be represented by another person at the Annual Meeting by executing a legal proxy designating that person.

In order to be counted, proxies submitted by telephone or Internet must be received by 11:59 p.m., Eastern on June 1, 2021. If you vote by telephone or Internet, you do not need to return your proxy card or voting instruction card. Proxies submitted by mail must be received before the start of the virtual Annual Meeting.
If you are a beneficial owner of shares held of record by a broker, bank or other nominee, you may receive a Notice or a voting instruction card from your broker, bank or other nominee. If you receive a voting instruction card from your broker, bank or other nominee, you must follow these voting instructions in order to instruct your broker, bank or other nominee on how to vote your shares. The availability of telephone or Internet voting will depend on the voting process of your broker, bank or other nominee. If you are a beneficial owner, you may not vote your shares in person at the Annual Meeting unless you obtain a legal proxy from your broker, bank or other nominee.
All shares that have been properly voted and not revoked will be cast as votes at the Annual Meeting.
What happens if I decide to attend the virtual Annual Meeting, but I have already voted or submitted a proxy covering my shares?
You may still attend the virtual Annual Meeting. Please be aware that attendance at the Annual Meeting will not, by itself, revoke a proxy.
Where will the Annual Meeting be held?
The Annual Meeting will be a completely “virtual meeting” of shareholders. You will be able to attend the Annual Meeting, vote and submit your questions during the Annual Meeting via live webcast by visiting www.virtualshareholdermeeting.com/PMVP2021.
Why is the Annual Meeting a virtual, online meeting?
In light of the COVID-19 pandemic, among other reasons, the Annual Meeting will be held in virtual meeting format only. Additionally, by conducting our Annual Meeting solely online via the internet, we eliminate many of the costs associated with a physical meeting. We also anticipate that a virtual meeting will provide greater accessibility for stockholders, encourage stockholder participation from around the world, and improve our ability to communicate more effectively with our stockholders during the Annual Meeting.
What if I have technical difficulties or trouble accessing the virtual meeting?
We will have technicians ready to assist you with any technical difficulties you may have accessing the virtual Annual Meeting. If you encounter any difficulties accessing the virtual Annual Meeting during the check-in or meeting time, please call the technical support number that will be posted on the Annual Meeting log-in page. Technical support will be available starting at 9:30 a.m. Eastern, on June 2, 2021.

How do I attend, participate in, and ask questions during the virtual Annual Meeting online?
We will be hosting the Annual Meeting via live webcast only. Any stockholder can attend the virtual Annual Meeting live online at www.virtualshareholdermeeting.com/PMVP2021. The meeting will start at 10:00 a.m., Eastern, on Wednesday, June 2, 2021. Stockholders attending the virtual Annual Meeting will be afforded the same rights and opportunities to participate as they would at an in-person meeting.
In order to enter the Annual Meeting, you will need the 16-digit control number, which is included in the Notice or on your proxy card if you are a stockholder of record of shares of common stock, or included with your voting instruction card and voting instructions received from your broker, bank or other agent if you hold your shares of common stock in a “street name.” Shares held in your name as the shareholder of record may be voted electronically during the Annual Meeting. Shares for which you are the beneficial owner but not the shareholder of record also may be voted electronically during the Annual Meeting. Even if you plan to attend the Annual Meeting online, we recommend that you also vote by proxy as described above so that your vote will be counted if you later decide not to attend the Annual Meeting. We urge you to submit your proxy as soon as possible. We recommend that you log in before 10:00 a.m., Eastern, to ensure you are logged in when the Annual Meeting starts. Online check-in will begin at 9:45 a.m., Eastern, and you should also allow ample time for the online check-in procedures.
If you would like to submit a question during the Annual Meeting, you may log in at www.virtualshareholdermeeting.com/PMVP2021 using your 16-digit control number, click on the “Q&A” button to open the panel, enter your question in the field labelled “Submit a question” and click “SUBMIT.”
To help ensure that we have a productive and efficient meeting, and in fairness to all stockholders in attendance, you will also find posted our rules of conduct for the Annual Meeting when you log in prior to its start. These rules of conduct will include the following guidelines:
•	You may submit questions and comments electronically through the meeting portal or by calling the toll-free number listed there during the Annual Meeting.
•	Only stockholders of record as of the Record Date for the Annual Meeting and their proxy holders may submit questions or comments.
•	Please direct all questions to David H. Mack, our President, Chief Executive Officer and director.
•	Please include your name and affiliation, if any, when submitting a question or comment.
•	Limit your remarks to one brief question or comment that is relevant to the Annual Meeting and/or our business.
•	Questions may be grouped by topic by our management.
•
Questions may also be ruled as out of order if they are, among other things, irrelevant to our business, related to pending or threatened litigation, disorderly, repetitious of statements already made, or in furtherance of the speaker’s own personal, political or business interests.

•	Be respectful of your fellow stockholders and Annual Meeting participants.
•	No audio or video recordings of the Annual Meeting are permitted.
What can I do if I change my mind after I vote my shares?
If you are a stockholder of record, you can change your vote or revoke your proxy before it is exercised by:
•	written notice to the Corporate Secretary of the Company;
•	timely delivery of a valid, later-dated proxy or a later-dated vote on the Internet; or
•	voting in person at the virtual Annual Meeting; however, simply attending the virtual meeting will not, by itself, revoke your proxy.
If you are a beneficial owner of shares, you should follow the instructions of your bank, broker or other nominee to change or revoke your voting instructions. You may also vote in person at the Annual Meeting if you obtain a legal proxy as described in the answer to the previous question.

What shares can I vote?
You can vote all shares that you owned on the Record Date. These shares include (1) shares held directly in your name as the stockholder of record, and (2) shares held for you as the beneficial owner through a broker, bank or other nominee.
Is there a list of stockholders entitled to vote at the Annual Meeting?
The names of stockholders of record entitled to vote at the Annual Meeting will be available online during the Annual Meeting and for ten days prior to the Annual Meeting for any purpose germane to the Annual Meeting, between the hours of 9:30 a.m. and 4:30 p.m., Eastern, at our principal executive offices at 8 Clarke Drive, Suite 3, Cranbury, New Jersey 08512, by contacting the Corporate Secretary of the Company.
How are votes counted? How will abstentions and broker non-votes be treated at the Annual Meeting?
Each holder of common stock is entitled to one vote per share of common stock on each matter properly brought before the Annual Meeting.
An abstention represents a stockholder’s affirmative choice to decline to vote on a proposal. If a stockholder indicates on its proxy card that it wishes to abstain from voting its shares, or if a broker, bank or other nominee holding its customers’ shares of record causes abstentions to be recorded for shares, these shares will be considered present and entitled to vote at the Annual Meeting. As a result, abstentions will be counted for purposes of determining the presence or absence of a quorum and will also count as votes against a proposal in cases where approval of the proposal requires the affirmative vote of a majority of the shares present and entitled to vote at the Annual Meeting (e.g., Proposal No. 2). However, because the outcome of Proposal No. 1 (election of directors) will be determined by a plurality vote, abstentions will have no impact on the outcome of such proposal as long as a quorum exists.
A broker non-vote occurs when a broker, bank or other nominee holding shares for a beneficial owner does not vote on a particular proposal because the broker, bank or other nominee does not have discretionary voting power with respect to such proposal and has not received voting instructions from the beneficial owner of the shares. Broker non-votes will be counted for purposes of calculating whether a quorum is present at the Annual Meeting but will not be counted for purposes of determining the number of votes cast. Therefore, a broker non-vote will make a quorum more readily attainable but will not otherwise affect the outcome of the vote on any proposal.
How many shares are required to approve the proposals being voted upon at the Annual Meeting?
The presence of the holders of a majority of the outstanding shares of common stock entitled to vote at the Annual Meeting, present in person or represented by proxy, is necessary to constitute a quorum. Assuming there is a proper quorum of shares represented at the Annual Meeting, the voting requirements for approval of the proposals at the Annual Meeting are as follows:
Proposal	Vote required
Election of directors	Plurality of votes cast
Ratification of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2021	Majority of votes cast
Could other matters be decided at the Annual Meeting?
At the date of this proxy statement, we did not know of any matters to be raised at the Annual Meeting other than those referred to in this proxy statement. If other matters are properly presented at the Annual Meeting for consideration, the proxy holders named on the proxy card will have the discretion to vote on those matters for you.
Who will pay for the cost of this proxy solicitation?
We will pay the cost of soliciting proxies. Our directors, senior executives or employees, acting without special compensation, may also solicit proxies. Proxies may be solicited by personal interview, mail, electronic transmission, facsimile transmission or telephone. We are required to send copies of proxy-related materials or additional solicitation materials to brokers, fiduciaries and custodians who will forward these materials to the beneficial owners of our shares. On request, we will reimburse brokers and other persons representing beneficial owners of shares for their reasonable expenses in forwarding these materials to beneficial owners.
Who will count the vote?
PMV Pharmaceuticals has designated Lou Larsen, a representative from Broadridge Financial Solutions, Inc., as the Inspector of Election who will tabulate the votes.
How may I obtain PMV Pharmaceuticals’ Form 10-K and other financial information?
Stockholders can access our Annual Report on Form 10-K for the fiscal year ended December 31, 2020 (the “Annual Report”), which contains financial information about the Company, on the “Investors” section of the Company’s website at ir.pmvpharma.com or on the Securities and Exchange Commission’s website at www.sec.gov. Alternatively, current and prospective investors may request a free copy of our Annual Report from:
PMV Pharmaceuticals, Inc.
8 Clarke Dr., Suite 3
Cranbury, New Jersey 08512
Attn: Corporate Secretary
We also will furnish any exhibit to the Annual Report if specifically requested upon payment of charges that approximate our cost of reproduction. The website addresses in this proxy statement are included for reference only. The information contained on these websites is not incorporated by reference into this proxy statement.

DIRECTORS AND CORPORATE GOVERNANCE
Board Composition
Our board of directors currently consists of seven members. Our directors are divided into three classes serving staggered three-year terms. Upon expiration of the term of a class of directors, directors in that class will be eligible to be elected for a new three year term at the annual meeting of stockholders in the year in which their term expires. As a result of this classification of directors, it generally takes at least two annual meetings of stockholders for stockholders to effect a change in a majority of the members of our board of directors.
The principal occupations and certain other information about the nominees and the additional members of our Board (including the skills and qualifications that led to the conclusion that they should serve as directors) are set forth below. We are greatly saddened by the passing in November 2020 of Dr. Arnold Oronsky, one of our longest serving board members and representative of InterWest Partners X, LP, one of our early investors.
Name	Position(s)	Age
Nominees:
Thilo Schroeder, Ph.D.(1)(3)	Class I Director	40
Peter Thompson, M.D.(2)(3).	Class I Director	61
Continuing Directors:
David H. Mack, Ph.D. .	President, Chief Executive Officer and Class III Director	59
Richard Heyman, Ph.D.(1)(2)(3)	Chairperson and Class III Director	63
Arnold Levine, Ph.D.	Class II Director	81
Laurie Stelzer(1)	Class III Director	53
Charles M. Baum M.D., Ph.D.	Class II Director	63
(1)	Member of the audit committee
(2)	Member of the compensation committee
(3)	Member of the corporate governance and nominating committee
Nominees for Election to a Three-Year Term Ending at the 2024 Annual Meeting
Thilo Schroeder, Ph.D. has served as a member of our board of directors since November 2019. Dr. Schroeder is a Partner at Nextech Invest Ltd. and has worked there since July 2012. Dr. Schroeder began his career at the pioneering cancer immunology company Micromet (acquired by Amgen Inc.) while studying at Ecole Supérieure de Biotechnologie de Strasbourg (ESBS) and conducting research at the University of Sydney. Dr. Schroeder currently serves as a member of the board of directors of Revolution Medicines, Inc. (Nasdaq: RVMD), Circle Pharma, Inc., Silverback Therapeutics, Inc. (Nasdaq: SBTX) and MOMA Therapeutics. Dr. Schroeder was previously a member of the board of directors of ImaginAb, Inc., Blueprint Medicines Corporation (Nasdaq: BPMC), IDEAYA Biosciences, Inc. (Nasdaq: IDYA) and Peloton Therapeutics, Inc. (acquired by Merck & Co., Inc.). Dr. Schroeder studied biotechnology, protein biochemistry and process engineering at ESBS and received a Ph.D. in Biochemistry from the University of Zurich. We believe Dr. Schroeder is qualified to serve on our board of directors due to his professional experience as well as his prior experience serving on the boards of U.S. private and public companies.
Peter Thompson, M.D. has served as a member of our board of directors since November 2014. Dr. Thompson is a Partner at OrbiMed Advisors LLC, an investment firm focused on the healthcare sector. Dr. Thompson currently serves on the board of directors of Alpine Immune Sciences, Inc. (Nasdaq: ALPN), a clinical-stage immunotherapy company, Corvus Pharmaceuticals, Inc. (Nasdaq: CRVS), a clinical-stage precision medicine company, Prevail Therapeutics (Nasdaq: PRVL), a precision medicine company focusing on neurodegenerative disorders and Silverback Therapeutics, Inc. (Nasdaq: SBTX), a clinical-stage biotechnology company. Dr. Thompson also currently serves on the board of directors of several private companies. Dr. Thompson has previously served on the board of directors of Adaptimmune Therapeutics plc (Nasdaq: ADAP), a clinical-stage biopharmaceutical company, Principia Biopharma Inc. (Nasdaq: PRNB), a late-stage biopharmaceutical company, (acquired by Sanofi S.A.), Prevail Therapeutics Inc. (Nasdaq: PRVL) (acquired by Eli Lilly and Company) and Synthorx, Inc. (Nasdaq: THOR), a clinical-stage biotechnology company. Dr. Thompson has cofounded numerous companies, including Edgewise Therapeutics Inc., Silverback Therapeutics, Inc., Corvus Pharmaceuticals, Inc., Trubion Pharmaceuticals, Inc. and Cleave Therapeutics, Inc. (formerly, Cleave Biosciences). Dr. Thompson also previously served in executive leadership roles at Trubion Pharmaceuticals, Inc., Chiron Corporation and Becton, Dickinson and Company. Dr. Thompson is an Affiliate Professor of Neurosurgery at the University of Washington. In addition, Dr. Thompson holds numerous patents and is a board-certified internist and oncologist. Dr. Thompson received a Sc. B. in Molecular Biology and Mathematics from Brown University and a M.D. from Brown University Medical School. We believe Dr. Thompson’s experience in management and venture capital in the biopharmaceutical industry provides him with the qualifications and skills to serve as a member of our board of directors.
Directors Continuing in Office
David H. Mack, Ph.D. has served as a member of our board of directors since June 2013 and as our President and Chief Executive Officer since July 2013. Previously, Dr. Mack was a general partner at Alta Partners, a venture capital firm focusing on investments in biotechnology and life sciences companies, from 2002 to 2012. Prior to working at Alta Partners, Dr. Mack served as Vice President of Genomics Research at Eos Biotechnology, which was acquired by Protein Design Labs in 2003. From 1994 to 1997, Dr. Mack served as the Head of Cancer Biology at Affymetrix, a biotechnology company that was acquired by Thermo Fisher (NYSE: TMO) in January 2016, where he oversaw the development and application of DNA array technology in the areas of oncology and inflammation. Dr. Mack has co-authored more than 30 scientific articles and reviews, including papers published in Cell, Science, and Nature, and is an inventor on 26 issued U.S. patents. Dr. Mack was an American Cancer Society Postdoctoral Fellow in microbiology and immunology at Stanford University School of Medicine. Dr. Mack received a B.A. in Molecular Biology from the University of California, Berkeley and a Ph.D. in Molecular Genetics and Cell Biology from the University of Chicago. We believe that Dr. Mack is qualified to serve on our board of directors because of the perspective and experience he provides as our Chief Executive Officer as well as his broad experience in the biotechnology and life sciences industries.
Richard Heyman, Ph.D. has served as a member of our board of directors and as our Chairman of our board of directors since June 2020. Dr. Heyman has served on the board of directors of ORIC Pharmaceuticals (Nasdaq: ORIC), a clinical-stage biopharmaceutical company, since March 2015 and was appointed the chairman of the board of directors in May 2018. Dr. Heyman also served as ORIC Pharmaceuticals’ President and Chief Executive Officer, from November 2015 to May 2016, and as Acting President and Chief Executive Officer, from November 2017 to May 2018. Since June 2015, he has served as the Chairman and Co-Founder of Metacrine, Inc. (Nasdaq: MTCR), a clinical-stage biotechnology company. Since 2019, Dr. Heyman has served as a venture partner for Arch Ventures, a venture capital firm. Dr. Heyman is also serves on the board of directors of Amunix Inc., a biopharmaceutical company and Gritstone Oncology, Inc. (Nasdaq: GRTS), a clinical-stage biotechnology company. From August 2013 to April 2015, Dr. Heyman served as President and Chief Executive Officer of Seragon Pharmaceutical, which was acquired by Roche Genentech in 2014. Prior to that, he served as Co-Founder, President and Chief Executive Officer of Aragon Pharmaceuticals, a biotechnology company that was acquired by Johnson & Johnson (NYSE: JNJ), a medical device, pharmaceutical and consumer packaged goods company, in 2013. Dr. Heyman currently also serves on the board of directors of Gritstone Oncology, Inc. (Nasdaq: GRTS). He is Vice Chair of the Board of Trustees at the Salk Institute and serves on the Board Foundation for the American Association for Cancer Research and on the executive committee at the University of California at San Diego Moores Cancer Center. Dr. Heyman received a B.S. in Chemistry from the University of Connecticut and a Ph.D. in Pharmacology from the University of Minnesota. We believe that Dr. Heyman is qualified to serve on our board of directors because of his perspective having served as both an executive and director of similar corporations, including public companies, his scientific background and his extensive career in the biotechnology industry.
Arnold Levine, Ph.D. has served as a member of our board of directors since June 2013. Since 2011, Dr. Levine has served as a Professor Emeritus at The Simons Center for Systems Biology at the Institute for Advanced Study in Princeton, New Jersey. Dr. Levine trained as a Postdoctoral Fellow at California Institute of Technology in the laboratory of Robert Sinsheimer. Dr. Levine is a widely acclaimed leader in cancer research. Dr. Levine currently serves on the board of directors of Meira GTX (Nasdaq: MGTX), a clinical-stage gene therapy company, GeneCentric Therapeutics, a private biomarker producer, and Chugai Pharmabody Research, a subsidiary of Chugai Pharmaceutical focused on utilizing proprietary antibody engineering technologies. Dr. Levine previously was a member of the board of directors of Adaptive Biotechnologies (Nasdaq: ADPT), a commercial-stage biotechnology company. In 1979, Dr. Levine and others discovered the p53 tumor suppressor protein. Dr. Levine helped shape U.S. science priorities as chairman of an influential 1996 review panel on federal AIDS research funding. He also chaired the National Cancer Advisory Board, which advises the National Academy of Sciences and its Institute of Medicine on cancer policy. He was elected to the National Academy of Sciences in 1991 and to its Institute of

Medicine in 1995. In April 2001, Levine received the first Albany Medical Center Prize in Medicine and Biomedical Research, the largest annual prize in science or medicine offered in the United States. In 1968, Dr. Levine joined Princeton University as an Assistant Professor, becoming a Professor of biochemistry in 1976. In 1979, he moved to the SUNY Stony Brook School of Medicine to Chair the Department of Microbiology. He returned to Princeton in 1984 and between 1984 and 1996, he presided over a major expansion of Princeton’s life sciences programs as Chairman of the Department of Molecular Biology. From 1998 to 2002, Dr. Levine was President of the Rockefeller University. Dr. Levine received a B.A. from Harpur College, State University of New York and a Ph.D. in Microbiology from the University of Pennsylvania. We believe Dr. Levine is qualified to serve on our board of directors due to his extensive academic and professional experience in cancer research and molecular biology.
Laurie Stelzer has served as a member of our board of directors since August 2020. Ms. Stelzer has served as Executive Vice President and Chief Financial Officer of Arena Pharmaceuticals, Inc. (Nasdaq: ARNA), a biopharmaceutical company, since March 2020. She also serves on the board of directors of Surface Oncology, Inc. (Nasdaq: SURF), a clinical-stage immuno-oncology company. Prior to joining Arena Pharmaceuticals, Ms. Stelzer was the Chief Financial Officer at Halozyme Therapeutics, Inc. (Nasdaq: HALO), a biopharma technology platform company, from June 2015 to March 2020, where she led the Finance, Information Technology, Business Development, Project Management and Site Operations organizations. Prior to joining Halozyme Therapeutics, Ms. Stelzer held senior management roles at Shire Plc (acquired by Takeda), including Senior Vice President of Finance, Division Chief Financial Officer for the Regenerative Medicine Division and Head of Investor Relations. Previously, she also worked at Amgen, Inc. (Nasdaq: AMGN), a global biopharmaceutical company, for 15 years, serving in positions of increasing responsibility in the areas of Finance, Treasury, Global Accounting and International/Emerging Markets. Ms. Stelzer received her B.S. in Accounting from Arizona State University and her M.B.A. from University of California, Los Angeles, Anderson School of Management. We believe that Ms. Stelzer is qualified to serve on our board of directors because of her extensive executive and financial experience at multiple public companies in the biopharmaceutical and biotechnology industries.
Charles M. Baum, M.D., Ph.D. has served as a member of our board of directors since April 2021. Dr. Baum has served as the Chief Executive Officer and a member of the board of directors of Mirati Therapeutics Inc. (Nasdaq: MRTX) since November 2012. From June 2003 to September 2012, Dr. Baum worked at Pfizer Inc. (NYSE: PFE) (“Pfizer”) as Senior Vice President for Biotherapeutic Clinical Research within Pfizer’s Worldwide Research & Development division and as Vice President and Head of Oncology Development and Chief Medical Officer for Pfizer’s Biotherapeutics and Bioinnovation Center. From 2000 to 2003, Dr. Baum was responsible for the development of several oncology compounds at Schering-Plough Corporation (acquired by Merck). Dr. Baum’s career has included academic and hospital positions at Stanford University and Emory University, as well as positions of increasing responsibility within the pharmaceutical industry at SyStemix, Inc. (acquired by Novartis AG), G.D. Searle & Company (acquired by Pfizer), Schering-Plough Corporation (acquired by Merck) and Pfizer. Dr. Baum currently serves on the board of directors of BCTG Acquisition Corp. (NASDAQ: BCTG) and previously served on the board of directors of Immunomedics, Inc. from 2019 until its acquisition by Gilead Sciences, Inc. in 2020 and Array BioPharma Inc. from 2014 until its acquisition by Pfizer in July 2019. Dr. Baum received his M.D. and Ph.D. (Immunology) degrees from Washington University School of Medicine in St. Louis, Missouri and completed his post-doctoral training at Stanford University. We believe that Dr. Baum is qualified to serve on our board of directors because of the perspective and executive-level experience he provides in the biotechnology industry as well as his experience serving on the board of directors of public companies.
Director Independence
Our common stock is listed on the Nasdaq Global Select Market (“Nasdaq”). Under the rules of Nasdaq, independent directors must comprise a majority of a listed company’s board of directors. In addition, the rules of Nasdaq require that, subject to specified exceptions and phase-in periods, each member of a listed company’s audit, compensation and corporate governance and nominating committees be independent. Audit committee members must also satisfy the independence criteria set forth in Rule 10A-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Under the rules of Nasdaq, a director will only qualify as an “independent director” if, in the opinion of that company’s board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

To be considered to be independent for purposes of Rule 10A-3 and under the rules of Nasdaq, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the audit committee, the board of directors or any other board committee: (1) accept, directly or indirectly, any consulting, advisory or other compensatory fee from the listed company or any of its subsidiaries or (2) be an affiliated person of the listed company or any of its subsidiaries.
To be considered independent for purposes of Rule 10C-1 and under the rules of Nasdaq, the board of directors must affirmatively determine that each member of the compensation committee is independent, including a consideration of all factors specifically relevant to determining whether the director has a relationship to the company which is material to that director’s ability to be independent from management in connection with the duties of a compensation committee member, including, but not limited to: (i) the source of compensation of such director, including any consulting, advisory or other compensatory fee paid by the company to such director and (ii) whether such director is affiliated with the company, a subsidiary of the company or an affiliate of a subsidiary of the company.
Our board of directors undertook a review of its composition, the composition of its committees and the independence of our directors and considered whether any director has a material relationship with us that could compromise his or her ability to exercise independent judgment in carrying out his or her responsibilities. Based upon information requested from and provided by each director concerning his or her background, employment and affiliations, including family relationships, our board of directors has determined that Richard Heyman, Ph.D., Arnold Levine, Ph.D., Thilo Schroeder, Ph.D., Laurie Stelzer, Peter Thompson, M.D. and Charles M. Baum, M.D., Ph.D., representing six of our seven directors, do not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is “independent” as that term is defined under the rules of Nasdaq. Dr. Mack is not an independent director because he is our President and Chief Executive Officer.
In making these determinations, our board of directors considered the current and prior relationships that each non-employee director has with our company and all other facts and circumstances our board of directors deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director, and the transactions involving them. There are no family relationships among any of our directors or executive officers.
Board Leadership Structure
Our board of directors is currently chaired by Richard Heyman, Ph.D. As a general policy, our board of directors believes that separation of the positions of chairperson of our board of directors and Chief Executive Officer reinforces the independence of our board of directors from management, creates an environment that encourages objective oversight of management’s performance and enhances the effectiveness of our board of directors as a whole. As such, David H. Mack, Ph.D. serves as our Chief Executive Officer while Dr. Heyman serves as the chairperson of our board of directors, but is not an officer. We currently expect and intend the positions of chairperson of our board of directors and Chief Executive Officer to continue to be held by two individuals in the future.
Board Committees and Meetings
Our board of directors has established an audit committee, a compensation committee and a corporate governance and nominating committee. The composition and responsibilities of each committee are described below. Members serve on these committees until their resignation or until otherwise determined by our board of directors. Each of the audit, compensation, and corporate governance and nominating committees is a standing committee and operates pursuant to a separate written charter adopted by our board of directors that is available on the Investors section of the Company’s website at ir.pmvpharma.com. The inclusion of our website address in this proxy statement does not include or incorporate by reference into this proxy statement the information on or accessible through our website.
Our board of directors met eight times during fiscal year 2020. During fiscal year 2020, each of our directors attended 75% or more of the aggregate of (a) the total number of meetings of the Board held while a director (during the period in which the director served on the Board) and (b) the total number of meetings held by all committees on which the director served (during the period in which the director served on such committees). Pursuant to our Corporate Governance Guidelines, each director is encouraged to attend each annual meeting of stockholders. This Annual Meeting is our first annual meeting.

Audit Committee
The audit committee consists of Dr. Heyman, Dr. Schroeder and Ms. Stelzer. Ms. Stelzer is the chairperson of the audit committee. Our board of directors has determined that all members are independent under the listing standards of Nasdaq and Rule 10A-3(b)(1) of the Exchange Act and that Ms. Stelzer is an audit committee financial expert, as that term is defined under the Securities and Exchange Commission (“SEC”) rules implementing Section 407 of the Sarbanes-Oxley Act of 2012, as amended, and possesses financial sophistication, as defined under the rules of Nasdaq. Our board of directors has also determined that each member of our audit committee can read and understand fundamental financial statements, in accordance with applicable requirements. Our audit committee oversees our corporate accounting and financial reporting process and assists our board of directors in monitoring our financial systems. Among other matters, our audit committee also:
•	selects and hires the independent registered public accounting firm to audit our financial statements;
•	helps to ensure the independence and performance of the independent registered public accounting firm;
•	approves audit and non-audit services and fees;
•
reviews financial statements and discuss with management and the independent registered public accounting firm our annual audited and quarterly financial statements, the results of the independent audit and the quarterly reviews and the reports and certifications regarding internal controls over financial reporting and disclosure controls;

•	prepares the audit committee report that the SEC requires to be included in our annual proxy statement;
•	reviews reports and communications from the independent registered public accounting firm;
•	reviews the adequacy and effectiveness of our internal controls and disclosure controls and procedure;
•	reviews our policies on risk assessment and risk management;
•	reviews and monitor conflicts of interest situations, and approve or prohibit any involvement in matters that may involve a conflict of interest or taking of a corporate opportunity;
•	reviews related party transactions; and
•
establishes and oversees procedures for the receipt, retention and treatment of accounting related complaints and the confidential submission by our employees of concerns regarding questionable accounting or auditing matters.

The audit committee operates under a written charter that satisfies the applicable rules of the SEC and Nasdaq listing rules. The audit committee met seven times in fiscal year 2020.
Compensation Committee
The compensation committee consists of Dr. Heyman and Dr. Thompson, each of whom meets the requirements for independence under current Nasdaq listing standards and SEC rules and regulations. Dr. Heyman is the chairperson of the compensation committee. Each member of the compensation committee is also a non-employee director, as defined pursuant to Rule 16b-3 promulgated under the Exchange Act. The compensation committee oversees our compensation policies, plans and benefits programs. Our compensation committee also:
•	oversees our overall compensation philosophy and compensation policies, plans and benefits programs;
•	reviews and approves, or recommends to the board of directors for approval, compensation for our executive officers and directors;
•	prepares the compensation committee report that the SEC will require to be included in our annual proxy statement; and
•	administers our equity compensation plans.
The compensation committee has the right, in its sole discretion, to retain or obtain the advice of compensation consultants, independent legal counsel and other advisers.
The compensation committee operates under a written charter that satisfies the applicable rules of the SEC and Nasdaq listing rules. The compensation committee met six times in fiscal year 2020.

Corporate Governance and Nominating Committee
The corporate governance and nominating committee consists of Dr. Thompson, Dr. Heyman and Dr. Schroeder, each of whom meets the requirements for independence under current Nasdaq listing standards and SEC rules and regulations. Dr. Thompson is the chairperson of the corporate governance and nominating committee. The corporate governance and nominating committee oversees and assists our board of directors in reviewing and recommending nominees for election as directors. Among other matters, our corporate governance and nominating committee also:
•	identifies, evaluates and makes recommendations to our board of directors regarding nominees for election to our board of directors and its committees;
•	considers and makes recommendations to our board of directors regarding the composition of our board of directors and its committees;
•	reviews and makes recommendation to our board of directors with respect to management succession planning;
•	reviews developments in corporate governance practices;
•	evaluates the adequacy of our corporate governance practices and reporting; and
•	evaluates the performance of our board of directors and individual members.
Our corporate governance and nominating committee operates under a written charter that satisfies applicable rules of the SEC and Nasdaq listing rules. The corporate governance and nominating committee did not meet in fiscal year 2020.
Identifying and Evaluating Director Nominees
Our board of directors has delegated to the corporate governance and nominating committee the responsibility of identifying individuals qualified to become board members and recommending to the board of directors nominees to fill vacancies and newly created directorships and the nominees to stand for election as directors. If the corporate governance and nominating committee determines that an additional or replacement director is required, it may take such measures that it considers appropriate in connection with its evaluation of a director candidate, including candidate interviews, inquiry of the person or persons making the recommendation or nomination, engagement of an outside search firm to gather additional information, or reliance on the knowledge of the members of the committee, the board of directors or management.
In its evaluation of director candidates, including the members of the board of directors eligible for reelection, the corporate governance and nominating committee will consider the current size and composition of the board of directors and the needs of the board of directors and its committees. Some of the factors that our corporate governance and nominating committee considers include, without limitation, character, integrity, judgment, diversity, including diversity in terms of gender, race, ethnicity and experience, independence, area of expertise, corporate experience, length of service, potential conflicts of interest, other commitments and similar factors.
Nominees must also have the highest personal and professional ethics and integrity, proven achievement and competence in the nominee’s field and the ability to exercise sound business judgment, skills that are complementary to those of the existing board of directors, the ability to assist and support management and make significant contributions to the Company’s success, and an understanding of the fiduciary responsibilities that are required of a member of the board of directors and the commitment of time and energy necessary to diligently carry out those responsibilities.
A stockholder that wants to recommend a candidate for election to the Board should direct the recommendation in writing by letter to the Company, attention of the Corporate Secretary, at 8 Clarke Drive, Suite 3, Cranbury, New Jersey 08512. The recommendation must include the candidate’s name, home and business contact information, detailed biographical data, relevant qualifications, a signed letter from the candidate confirming willingness to serve, information regarding any relationships between the candidate and the Company and evidence of the recommending stockholder’s ownership of Company stock. Such recommendations must also include a statement from the recommending stockholder in support of the candidate, particularly within the context of the criteria for board membership. In addition, a stockholder must meet the deadlines and other requirements set forth in the Company’s bylaws. The corporate governance and nominating committee will consider candidates recommended by stockholders in the same manner as candidates recommended to the committee from other sources.

Role of the Board in Risk Oversight
Our board of directors has an active role, as a whole and also at the committee level, in overseeing the management of our risks. Our board of directors is responsible for general oversight of risks and regular review of information regarding our risks, including credit risks, liquidity risks and operational risks. The compensation committee is responsible for overseeing the management of risks relating to our executive compensation plans and arrangements. The audit committee is responsible for overseeing the management of risks relating to accounting matters and financial reporting. Although each committee is responsible for evaluating certain risks and overseeing the management of such risks, our entire board of directors is regularly informed through discussions from committee members about such risks. Our board of directors believes its administration of its risk oversight function has not negatively affected the board of directors’ leadership structure. Our board of director’s allocation of risk oversight responsibility may change from time to time based on the evolving needs of the Company.
Compensation Risk Assessment
The compensation committee periodically reviews the Company’s general compensation strategy and reviews the risks arising from the Company’s compensation policies and practices for all employees that are reasonably likely to have a material adverse effect on the Company.
Communications with Directors
Stockholders and other interested parties may communicate with the board by writing in care of the Corporate Secretary, PMV Pharmaceuticals, Inc., 8 Clarke Drive, Suite 3, Cranbury, New Jersey 08512. Communications intended for a specific director or directors, including the lead director or the independent directors as a group, should be addressed to the attention of the relevant individual(s) in care of the Corporate Secretary at the same address. Our Corporate Secretary will review all correspondence intended for the board and will regularly forward to the board a summary of such correspondence and copies of correspondence that, in the opinion of the Corporate Secretary, is of significant importance to the functions of the Board or otherwise requires the board’s attention. Directors may at any time review a log of all correspondence received by the Corporate Secretary that is intended for the board and request copies of any such correspondence.
Code of Business Conduct and Ethics
Our board of directors has adopted Corporate Governance Guidelines. These guidelines address items such as the qualifications and responsibilities of our directors and director candidates and corporate governance policies and standards applicable to us in general. In addition, our board of directors has adopted a Code of Business Conduct and Ethics that applies to all of our employees, officers and directors, including our Chief Executive Officer, Chief Financial Officer and other executive and senior financial officers. The full text of our Corporate Governance Guidelines and our Code of Business Conduct and Ethics is posted on our website at https://ir.pmvpharma.com/corporate-governance/governance-overview in the Governance Documents section of our Investors webpage. We intend to post any amendments to our Code of Business Conduct and Ethics, and any waivers of our Code of Business Conduct and Ethics for directors and executive officers, on the same website.
Compensation Committee Interlocks and Insider Participation
The current members of our compensation committee are Dr. Heyman and Dr. Thompson. None of the members of the fiscal year 2020 compensation committee (Dr. Heyman, Dr. Thompson and Dr. Oronsky (who served until November 2020)) has been an officer or employee of PMV Pharmaceuticals or any of our subsidiaries at any time. None of our executive officers currently serves, or in the past fiscal year has served, as a member of the board of directors or compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of any entity that has one or more executive officers serving on our board of directors or compensation committee.

EXECUTIVE OFFICERS
Information regarding Dr. Mack, who also serves as a director, is set forth above under “Directors and Corporate Governance.”
Name	Position(s)	Age
David H. Mack, Ph.D.	President, Chief Executive Officer and Director	58
Winston Kung	Chief Operating Officer and Chief Financial Officer	45
Leila Alland, M.D.	Chief Medical Officer	58
Deepika Jalota, Pharm.D.	Chief Regulatory and Quality Assurance Officer	44
Winston Kung has served as our Chief Operating Officer and Chief Financial Officer since December 2017. From April 2013 to November 2017, Mr. Kung worked at Celgene Corporation, a global biopharmaceutical company, where he held multiple positions, including Vice President of Business Development and Global Alliances, and Chief Business Officer at Celgene Cellular Therapeutics (a wholly-owned subsidiary of Celgene Corporation). At Celgene, Mr. Kung led the formation of a strategic long-range plan for the company, along with overseeing multiple transactions and a team that managed the company’s alliance portfolio of over 100 collaborations, equity investments and company integrations. Prior to working at Celgene, Mr. Kung worked at Citigroup from June 2010 to April 2013 in its Global Healthcare Investment Banking group and at Lehman Brothers (which was subsequently acquired by Barclays) from May 2007 to June 2010 in its Global Mergers and Acquisition Group. At Citigroup and Barclays, Mr. Kung worked on various transactions including public and private financings, merger and acquisitions, spin-outs and other financial advisory engagements. From August 2004 to May 2007, Mr. Kung worked at Amgen (Nasdaq: AMGN), a global biopharmaceutical company, as a co-founder of the Alliance Management group, and served as the deal lead on multiple acquisitions as part of the Corporate Development group. Mr. Kung also worked at Genentech, a biotechnology company (acquired by Roche), from November 1999 to September 2002 as part of the Business and Corporate Development group. Mr. Kung previously served on the board of directors of Alliqua BioMedicial (Nasdaq: ALQA) and GNS Healthcare, a private, healthcare artificial intelligence company. Mr. Kung received a B.A. in Biology and International Relations from Brown University and a M.B.A from Harvard Business School.
Leila Alland, M.D. has served as our Chief Medical Officer since December 2019. From March 2018 to November 2019, Dr. Alland served as the Chief Medical Officer at Affimed, a clinical stage immune-oncology company. Dr. Alland served as the Chief Medical Officer at Tarveda Therapeutics, a biotechnology company, from January 2016 to March 2018. Previously, Dr. Alland served as the Vice President and Head of Oncology Early Clinical Development at AstraZeneca (NYSE: AZN) from October 2013 to December 2015. Dr. Alland has also held leadership positions at Bristol-Myers Squibb (NYSE: BMY) from April 2006 to September 2013, Novartis from November 2003 to March 2006 and Schering-Plough from June 2001 to November 2003, where she worked on a broad range of oncology products from early to late stage development and contributed to multiple successful drug approvals. From September 1994 to June 2000, Dr. Alland served as Assistant Professor of Pediatrics at Albert Einstein College of Medicine, where she was awarded the James S. McDonnell Foundation Scholar Award and pursued basic cancer research. Dr. Alland sits on the Scientific Advisory Council of Columbia University’s Center for Radiological Research and serves as a reviewer for the Cancer Prevention and Research Institute of Texas. Dr. Alland serves as a member of the board of directors of Cytovia Therapeutics. Dr. Alland received a B.A. in Biology from the University of Pennsylvania and a M.D. from New York University School of Medicine. Dr. Alland completed her residency in Pediatrics at The Children’s Hospital of Philadelphia and her fellowship in Pediatric Hematology/Oncology at The New York Hospital and Memorial Sloan-Kettering Cancer Center.
Deepika Jalota, Pharm.D. has served as our Chief Regulatory and Quality Assurance Officer since February 2021 and previously served as our Senior Vice President, Regulatory Affairs and Quality Assurance from June 2019 to February 2021. Previously, Dr. Jalota was employed by Bayer HealthCare Pharmaceuticals from July 2007 to May 2019 and held multiple leadership positions within Global Regulatory Affairs in oncology and other therapeutic areas. She was most recently Vice President, Global Regulatory Strategy, Oncology from July 2017 to June 2019 and was responsible for overseeing global regulatory strategy development for multiple early and late stage oncology assets. Dr. Jalota also served as Senior Director, Global Regulatory Strategy, Oncology from June 2016 to July 2017 and Director and Head of Global Regulatory Strategy, Dermatology and Ophthalmology from January 2014 to June 2016. Prior to joining Bayer HealthCare Pharmaceuticals, Dr. Jalota was employed by Sanofi-Aventis, Forest Laboratories and Procter and Gamble. Dr. Jalota received a B.S. in Pharmacy from Rutgers University, Ernest Mario School of Pharmacy and a Pharm.D. from the University of Florida, College of Pharmacy.

EXECUTIVE COMPENSATION
Summary Compensation Table
Our named executive officers for fiscal 2020, which consist of our principal executive officer and the next two most highly compensated executive officers, are:
•	David H. Mack, Ph.D., our President, Chief Executive Officer and director;
•	Winston Kung, our Chief Operating Officer and Chief Financial Officer; and
•	Leila Alland, M.D., our Chief Medical Officer.
The following table sets forth information regarding the total compensation for services rendered in all capacities that was earned by our named executive officers in the year indicated.
Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)(1)	Non-equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)	Total ($)
David H. Mack, Ph.D. President, Chief Executive Officer and Director	2020	494,647	—	—	543,788	275,678	—	1,314,113
	2019	461,250	—	—	—	166,860	—	628,110
Winston Kung Chief Operating Officer and Chief Financial Officer	2020	427,535	—	—	216,433	181,397	—	825,365
	2019	410,000		—		152,440	—	562,440
Leila Alland, M.D.(3) Chief Medical Officer	2020	445,000	—	—	944,974	184,675	—	1,547,649
(1)
The amounts reported represent the aggregate grant date fair value of options calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718—Compensation—Stock Compensation (“ASC 718”). Such grant-date fair value does not take into account any estimated forfeitures related to performance or service vesting conditions. Information about the assumptions used in the calculation of these amounts are included in Note 2 and Note 9 to the Company’s financial statements for the year ended December 31, 2020 included in the Company’s Annual Report on Form 10-K for such year. Represents grants of options pursuant to our 2020 Equity Incentive Plan, or 2020 Plan, as described further in the table of outstanding equity awards below.

(2)
The 2020 amounts reported represent cash bonuses earned under our 2020 bonus plan based upon the achievement of company objectives for the year ended December 31, 2020, which were paid in 2021. The 2019 amounts reported represent cash bonuses earned under our 2019 bonus plan based upon the achievement of company objectives for the year ended December 31, 2019, which were paid in 2020.

(3)	Dr. Alland was not a named executive officer for fiscal year 2019.
Employment Arrangements with Our Named Executive Officers
David H. Mack, Ph.D.
We entered into a confirmatory employment letter with Dr. Mack, our President and Chief Executive Officer, on August 17, 2020. The confirmatory employment letter currently has no specific term and provides for at-will employment. Dr. Mack’s current annual base salary is $525,100, and Dr. Mack’s annual target bonus is 50% of his annual base salary.
Winston Kung
We entered into a confirmatory employment letter with Mr. Kung, our Chief Operating Officer and Chief Financial Officer, on August 17, 2020. The confirmatory employment letter currently has no specific term and provides for at-will employment. Mr. Kung’s current annual base salary is $437,100, and Mr. Kung’s annual target bonus is 40% of his annual base salary.
Leila Alland, M.D.
We entered into a confirmatory employment letter with Dr. Alland, our Chief Medical Officer, on August 18, 2020. The confirmatory employment letter has no specific term and provides for at-will employment. Dr. Alland’s current annual base salary is $445,000, and Dr. Alland’s annual target bonus is 40% of her annual base salary.

Employee Incentive Plan Compensation
Each of our executive officers is eligible for an annual bonus under our Employee Incentive Plan and has an established target bonus amount as set forth in the section titled “—Employment Arrangements with Our Named Executive Officers.” For fiscal 2020, our Board determined each eligible executive officer’s actual bonus based upon an assessment of achievement of corporate goals, which included specified clinical study, pipeline and financial goals.
Amount earned in fiscal 2020 were paid in 2021. Dr. Mack received a payment of $275,678, Mr. Kung received a payment of $181,397 and Dr. Alland received a payment of $184,675.
Process and Procedure for Compensation Decisions
Our compensation committee is primarily responsible for establishing and reviewing our general compensation strategy. In addition, the compensation committee oversees our compensation and benefit plans and policies, administers our equity incentive plans and reviews and approves annually all compensation decisions relating to all of our executive officers, including our Chief Executive Officer. The compensation committee considers recommendations from our Chief Executive Officer regarding the compensation of our executive officers other than himself. Under its charter, our compensation committee has the right to retain or obtain the advice of compensation consultants, independent legal counsel and other advisers.
Potential Payments upon Termination or Change of Control
Change of Control and Severance Policy. Each of our named executive officers are participants in our Change in Control and Severance Policy. In August 2020, we entered into amended and restated change of control and severance participation agreements with Dr. Mack, Mr. Kung and Dr. Alland, which supersede all previous arrangements we had previously entered into with our named executive officers. Under each of these agreements, if, within the period three months prior to and 12 months following a “change of control” (such period, the change in control period), we terminate the employment of the applicable named executive officer other than for “cause”, death or “disability” or the applicable named executive officer terminates his or her employment for “good reason”, (as such terms are defined in the named executive officer’s change of control and severance agreement) and the named executive officer executes a separation agreement and release of claims that becomes effective and irrevocable within 60 days following the named executive officer’s termination, the named executive officer is entitled to receive (i) a lump sum severance payment, less applicable withholdings, equal to 100% of the named executive officer’s base salary, as then in effect, or 150% for Dr. Mack, (ii) a lump sum payment, less applicable withholdings, equal to 100% of the named executive officer’s target bonus for the performance year in which such termination occurred, or 150% for Dr. Mack, (iii) payment or reimbursement of premiums to maintain group health insurance continuation benefits pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (COBRA) for the employee and the named executive officer’s dependents through 12 months following such termination, or 18 months for Dr. Mack, and (iv) accelerated vesting as to 100% of the employee’s outstanding unvested equity awards.
In addition, under each of these agreements, if, outside of the change in control period, we terminate the employment of the applicable named executive officer other than for cause, death or disability, and the named executive officer executes a separation agreement and release of claims that becomes effective and irrevocable within 60 days following the employee’s termination, the employee is entitled to receive (i) a lump sum severance payment, less applicable withholdings, equal to 9 months of the named executive officer’s base salary, as then in effect, or 12 months for Dr. Mack, (ii) payment or reimbursement of premiums to maintain group health insurance continuation benefits pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (COBRA) for the employee and the named executive officer’s dependents through 9 months following such termination, or 12 months for Dr. Mack, and (iii) accelerated vesting of time-based equity awards granted prior to the effective date of the first registration statement that is filed by the Company and declared effective pursuant to Section 12(b) of the Exchange Act of 1934, with respect to the Company’s common stock in an amount that would have vested had the named executive officer’s employment continued through 6 months following such termination, or 12 months in the case of Dr. Mack.
Under each of these agreements, in the event any payment to, or benefits received by, the applicable employee pursuant to his or her change of control and severance agreement would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, as amended (the “Code”) (as a result of a payment being classified as a parachute payment under Section 280G of the Code), the employee will receive such payment as would entitle the employee to receive the greatest after-tax benefit, even if it means that we pay him or her a lower aggregate payment so as to minimize or eliminate the potential excise tax imposed by Section 4999 of the Code.
2020 Equity Incentive Plan. Our 2020 Equity Incentive Plan (the “2020 Plan”) provides that in the event of a merger or change in control, as defined under our 2020 Plan, each outstanding award will be treated as the administrator determines, without a participant’s consent. The administrator is not required to treat all awards, all awards held by a participant or all awards of the same type similarly.
If a successor corporation does not assume or substitute for any outstanding award, then the participant will fully vest in and have the right to exercise all of his or her outstanding options and stock appreciation rights, all restrictions on restricted stock and restricted stock units will lapse, and for awards with performance-based vesting, unless specifically provided for otherwise under the applicable award agreement or other agreement or policy applicable to the participant, all performance goals or other vesting criteria will be deemed achieved at 100% of target levels and all other terms and conditions met. If an option or stock appreciation right is not assumed or substituted in the event of a change in control, the administrator will notify the participant in writing or electronically that such option or stock appreciation right will be exercisable for a period of time determined by the administrator in its sole discretion and the option or stock appreciation right will terminate upon the expiration of such period.
For awards granted to an outside director, in the event of a change in control, the outside director will fully vest in and have the right to exercise all of his or her outstanding options and stock appreciation rights, all restrictions on restricted stock and restricted stock units will lapse and, for awards with performance-based vesting, unless specifically provided for otherwise under the applicable award agreement or other agreement or policy applicable to the participant, all performance goals or other vesting criteria will be deemed achieved at 100% of target levels and all other terms and conditions met.
2013 Equity Incentive Plan. Our 2013 Equity Incentive Plan (the “2013 Plan”) provides that in the event of a merger or change in control, as defined under our 2013 Plan, each outstanding award will be treated as the administrator determines. The administrator is not required to treat all awards, all awards held by a participant or all awards of the same type similarly.
In the event that (i) a participant is terminated for reasons other than cause, death or disability (as such terms are defined in our 2013 Plan), or terminates employment following a resignation for good reason (as such term is defined in our 2013 Plan), or terminates employment due to not being offered employment reasonably commensurate with their position prior to the merger or change in control with any successor entity, in each case in connection with the merger or change in control (which may include, without limitation, termination within thirty (30) days prior to the effective date of a change of control), or (ii) the successor entity assumes or substitutes the awards of a participant, and within twelve (12) months after the merger or change in control such participant is terminated by the successor entity for reasons other than cause, death or disability, or such participant resigns for good reason, then, in each case, the participant will fully vest in and have the right to exercise all of his or her outstanding options and stock appreciation rights, including shares as to which such awards would not otherwise be vested or exercisable, all restrictions on restricted stock and restricted stock units will lapse, and, with respect to awards with performance-based vesting, all performance goals or other vesting criteria will be deemed achieved at one hundred percent (100%) of target levels and all other terms and conditions met. In addition, if an option or stock appreciation right fully vests upon the termination of a participant in connection with a merger or change in control pursuant to the immediately preceding sentence, the administrator will notify such participant in writing or electronically that the option or stock appreciation right will be exercisable for a period of time determined by the administrator in its sole discretion (of at least three (3) days), and the option or stock appreciation right will terminate upon the expiration of such period.

Outstanding Equity Awards at December 31, 2020
The following table shows outstanding equity awards held by our named executive officers as of December 31, 2020.
		Option Awards				Stock Awards
Named Executive Officer	Grant Date(1)	Option Awards— Number of Securities Underlying Unexercised Options Exercisable (#)	Option Awards— Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Awards— Option Exercise Price ($)(2)	Option Awards— Option Expiration Date	Number of shares or units of stock that have not vested (#)	Market value of shares of units of stock that have not vested ($)
David H. Mack, Ph.D.	05/12/2015(3)	492,867	—	0.53	05/11/2015	—	—
	11/16/2016(4)	240,644	—	1.37	11/15/2026	—	—
	05/16/2017(5)	412,773	47,996	2.95	05/15/2027
	03/10/2020(6)	41,202	178,546	3.90	03/09/2030

Winston Kung	02/22/2018(7)	474,446	—	3.22	02/21/2028	—	—
	03/10/2020(6)	16,399	71,063	3.90	03/09/2030	—	—

Leila Alland, M.D.	02/05/2020(8)	94,462	283,387	3.90	02/05/2030
(1)	Each of the outstanding options to purchase shares of our common stock was granted pursuant to our 2013 Plan.
(2)	This column represents the fair market value of a share of our common stock on the date of grant, as determined by our board of directors.
(3)
The option vests as to 1/4th of the shares of our common stock underlying it on May 12, 2016, and as to 1/60th in monthly installments after the initial vesting date, subject to the named executive officer’s continued service through each vesting date.

(4)
The option vests as to 1/48th of the shares of our common stock underlying it in monthly installments after November 16, 2016, subject to the named executive officer’s continued service through each vesting date.

(5)
The option vests as to 1/48th of the shares of our common stock underlying it in monthly installments after May 16, 2017, subject to the named executive officer’s continued service through each vesting date.

(6)
The option vests as to 1/48th of the shares of our common stock underlying it in month installments after March 4, 2020, subject to the named executive officer’s continued service through each vesting date.

(7)
The option includes two tranches. The first tranche (covering 75% of the shares of our common stock underlying the option) vests as to 1/4th of the shares of our common stock underlying it on November 27, 2018, and as to an additional 1/48th of the shares of our common stock underlying it in monthly installments after the initial vesting date, subject to the named executive officer’s continued service through each vesting date. The second tranche (covering 25% of the total number of shares of our common stock underlying the option) vests as to 1/48th of the shares of our common stock underlying it in monthly installments, subject to the named executive officer’s continued service through each vesting date, subject to achievement of a performance vesting condition that was achieved.

(8)
The option vests as to 1/4th of the shares of our common stock underlying it on December 3, 2020, and as to 1/48th in monthly installments after the initial vesting date, subject to the named executive officer’s continued service through each vesting date.

401(k) Plan
We maintain a 401(k) retirement savings plan for the benefit of our employees, including Dr. Mack, Mr. Kung and Dr. Alland, who satisfy certain eligibility requirements. Under the 401(k) plan, eligible employees may elect to defer a portion of their compensation, within the limits prescribed by the Code. The 401(k) plan is intended to qualify under Sections 401(a) and 501(a) of the Code. We do not provide for any matching contributions under the 401(k) plan.
Indemnification
We have entered into an indemnification agreement with each of our directors and executive officers. The indemnification agreements and our certificate of incorporation and bylaws require us to indemnify our directors and executive officers to the fullest extent permitted by Delaware law. See “Certain Relationships and Related Party Transactions—Transactions and Relationships with Directors, Officers and 5% Stockholders—Indemnification of Officers and Directors.”

Hedging and Pledging Policies
Pursuant to our Insider Trading Policy, all employees are prohibited from trading in puts or calls or other derivative or hedging transactions in our securities. Employees are also prohibited from including our securities in a margin account or pledging our securities as collateral for a loan, and other employees are discouraged from doing so. Further, it is against Company policy for any employee (including any executive officers) to engage in short sales of our common stock. Any violation of the policies may result in disciplinary action, including dismissal for cause.
EQUITY COMPENSATION PLAN INFORMATION
The following table provides information as of December 31, 2020 with respect to shares of our common stock that may be issued under our existing equity compensation plans.
Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Restricted Stock Units and Rights	Weighted Average Exercise Price of Outstanding Options and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in the first Column)
Equity compensation plans approved by security holders
2013 Equity Incentive Plan(1)	4,084,479	$3.09	237,542
2020 Equity Incentive Plan(2)	6,491	$34.30	4,372,183
2020 Employee Stock Purchase Plan(3)	—	$—	400,752
Equity compensation plans not approved by security holders	—	$—	—
TOTAL	4,090,970	$3.14	5,010,477
(1)
Our board of directors adopted, and our stockholders approved, the 2013 Equity Incentive Plan, as amended (the “2013 Plan”). As a result of our initial public offering and the adoption of the 2020 Equity Incentive Plan, we no longer grant awards under the 2013 Plan; however, all outstanding options issued pursuant to the 2013 Plan continue to be governed by their existing terms. To the extent that any such awards are forfeited or lapse unexercised or are repurchased, the shares of common stock subject to such awards will become available for issuance under the 2020 Equity Incentive Plan.

(2)
Our 2020 Equity Incentive Plan (the “2020 Plan”) provides that the number of shares available for issuance under the 2020 Plan will be increased on the first day of each fiscal year beginning with the 2021 fiscal year, in an amount equal to the least of (i) 4,406,374 shares, (ii) five percent (5%) of the outstanding shares of common stock on the last day of the immediately preceding fiscal year or (iii) such other amount as our board of directors or any of its committees as will be administering the 2020 Plan may determine.

(3)
Our 2020 Employee Stock Purchase Plan (the “2020 ESPP”) provides that the number of shares available for issuance under the 2019 ESPP will be increased on the first day of each fiscal year beginning with the 2021 fiscal year, in an amount equal to the least of (i) 801,504 shares, (ii) one percent (1%) of the outstanding shares of common stock on the last day of the immediately preceding fiscal year or (iii) such other amount as may be determined by our board of directors or any of its committees as will be administering the 2020 ESPP may determine.

DIRECTORS COMPENSATION
The following table sets forth information concerning compensation earned by the non-employee members of our board of directors during fiscal 2020. Dr. Mack, our President and Chief Executive Officer, is also a director but does not receive any additional compensation for his services as a director. Information concerning the compensation earned by Dr. Mack is set forth in the section titled “Executive Compensation.” Dr. Baum did not serve as a member of our board of directors during fiscal 2020.
Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	All Other Compensation(1)	Total ($)
Richard Heyman, Ph.D.	42,875	—	496,453	12,000	539,328
Arnold Levine, Ph.D.	10,000	—	—	100,000	10,000
Arnold Oronsky, Ph.D.(2)	11,250	—	—	—	11,250
Thilo Schroeder, Ph.D.(3)	—	—	—	—	—
Peter Thompson, M.D.	13,250	—	—	—	13,250
Laurie Stelzer	21,223	—	171,154	—	192,377
(1)	Amounts listed in this column represent payments made with respect to consulting agreements.
(2)	Dr. Oronsky served on our board of directors until November 2020.
(3)	Dr. Schroeder waived his right to fees that he was entitled to receive.
We also reimburse our directors for expenses associated with attending meetings of our board of directors and its committees.
Outside Director Compensation Policy
We adopted an outside director compensation policy (the “Director Compensation Policy”) that became effective upon the closing of our initial public offering in September 2020. Under the Director Compensation Policy, each non-employee director will be eligible to receive compensation for his or her service consisting of the following cash and equity components. Our board of directors has the discretion to revise non-employee director compensation as it deems necessary or appropriate.
Cash Compensation
All non-employee directors are entitled to receive the following cash compensation for their services:
Position	Annual Cash Retainer
Base Director Fee	$40,000
Additional Chairperson Fee
Chair of the Board	$35,000
Chair of the Audit Committee	$15,000
Chair of the Compensation Committee	$10,000
Chair of the Corporate Governance and Nominating Committee	$8,000
Additional Committee Member Fee (excluding chairpersons)
Audit Committee	$7,500
Compensation Committee	$5,000
Corporate Governance and Nominating Committee	$4,000
Equity Compensation
Under our Director Compensation Policy, each non-employee director upon first becoming a non-employee director automatically receives an initial option to purchase 32,667 shares of common stock. The initial option vests in 36 equal, monthly installments after the grant date, subject to continued service through the vesting date. Additionally, each non-employee director automatically receives an annual option to purchase 16,333 shares, effective on the date of each annual meeting of the stockholders. The annual option vests on the earlier of one year following the grant date or the next annual meeting of stockholders, subject to continued service through the vesting date. All awards under the Director Compensation Policy accelerate and vest upon a change in control. The exercise price of all options under the Director Compensation Policy is the fair market value on the date of grant.
The following table lists all outstanding option and stock awards held by our non-employee directors as of December 31, 2020. Dr. Baum did not serve as a member of our board of directors during fiscal 2020.
Name	Option Awards	Stock Awards
Richard Heyman, Ph.D.	241,772	—
Arnold Levine, Ph.D.	—	—
Arnold Oronsky, Ph.D.(1).	—	—
Thilo Schroeder, Ph.D.	—	—
Peter Thompson, M.D. .	—	—
Laurie Stelzer	32,667	—
(1)	Dr. Oronsky served on our board of directors until November 2020.
Indemnification
We have entered into an indemnification agreement with each of our directors and executive officers. The indemnification agreements and our certificate of incorporation and bylaws require us to indemnify our directors and executive officers to the fullest extent permitted by Delaware law. See “Certain Relationships and Related Party Transactions—Transactions and Relationships with Directors, Officers and 5% Stockholders—Indemnification of Directors and Officers.”

BENEFICIAL OWNERSHIP OF SHARES OF COMMON STOCK
The following table sets forth certain information with respect to the beneficial ownership of our common stock as of February 28, 2021 for:
•	each beneficial owner of 5% or more of the outstanding shares of our common stock;
•	each of our directors;
•	each of our named executive officers; and
•	all directors and executive officers as a group.
The number of shares of common stock beneficially owned by each person or entity is determined in accordance with the applicable rules of the SEC and includes voting or investment power with respect to shares of our common stock. The information is not necessarily indicative of beneficial ownership for any other purpose. Unless otherwise indicated, to our knowledge, all persons named in the table have sole voting and investment power with respect to their shares of common stock, except to the extent authority is shared by spouses under community property laws. The inclusion herein of any shares as beneficially owned does not constitute an admission of beneficial ownership.
Applicable percentage ownership is based on 44,782,566 shares of common stock outstanding as of February 28, 2021. In computing the number of shares of common stock beneficially owned by a person or entity and the percentage ownership of such person or entity, we deemed to be outstanding all shares of common stock subject to options held by the person that are currently exercisable or exercisable within 60 days of February 28, 2021. However, we did not deem such shares outstanding for the purpose of computing the percentage ownership of any other person.
Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o PMV Pharmaceuticals, Inc., 8 Clarke Drive, Suite 3, Cranbury, New Jersey 08512.
Name of Beneficial Owner	Number of Shares Beneficially Owned	Percent of Shares Outstanding
5% or Greater Stockholders:
Entities affiliated with OrbiMed Advisors(1)	7,330,423	16.4%
InterWest Partners X, LP(2)	6,469,911	14.4%
Entities affiliated with Euclidean Capital LLC(3)	4,179,416	9.3%
Nextech V Oncology S.C.S., SICAV-SIF(4)	2,528,290	5.6%
Entities affiliated with Viking Global Partners LLC(5)	2,364,062	5.3%
Avoro Capital Advisors LLC(6)	2,350,267	5.2%
Entities affiliated with Boxer Capital, LLC(7)	2,268,236	5.1%

Directors and Named Executive Officers:
David H. Mack, Ph.D.(8)	1,521,881	3.3%
Richard Heyman, Ph.D.(9)	134,906	*
Arnold Levine, Ph.D.(10)	427,342	1.0%
Peter Thompson, M.D.(1)	7,330,423	16.4%
Thilo Schroeder, Ph.D.(4)	2,528,290	5.6%
Laurie Stelzer(11)	7,256	*
Winston Kung(12)	499,731	1.1%
Leila Alland, M.D.(13)	125,946	*
Charles M. Baum, M.D., Ph.D.(14)	—	—
All executive officers and directors (9 persons)	12,471,638	21.8%
*	Represents beneficial ownership of less than 1%.
(1)
Based on a Schedule 13D filed with the SEC on October 5, 2020, consists of (i) 6,475,291 shares held by OrbiMed Private Investments V, LP (“OPI V”), (ii) 114,039 shares held by OrbiMed Genesis Master Fund, L.P. (“Genesis”), (iii) 475,000 shares held by OrbiMed Partners Master Fund Limited (“OPM”) and (iv) 266,093 shares held by The Biotech Growth Trust PLC (“BIOG”). Dr. Peter Thompson is an employee of OrbiMed Advisors LLC (“OrbiMed Advisors”) and a member of our board of directors. OrbiMed Capital GP V LLC (“OrbiMed GP”) is the general partner of OPI V and has discretionary investment management authority with respect to the assets of OPI V including the power to vote and otherwise dispose of securities held by OPI V. OrbiMed Genesis GP LLC (“OrbiMed Genesis”) is the general partner of Genesis and has discretionary investment management authority with respect to the assets of Genesis including the power to vote and otherwise dispose of securities held by Genesis. OrbiMed Advisors is the managing member of OrbiMed GP and OrbiMed Genesis and by virtue of such relationships, may be deemed to have voting and investment power with respect to the shares held by OPI V and Genesis, respectively, and as a result, may be deemed to have beneficial ownership over such shares. OrbiMed Capital LLC (“OrbiMed Capital”) is the investment advisor to OPM and BIOG and may be deemed to have voting and investment power over the securities held by OPM and BIOG including the power to vote and otherwise dispose of securities held by OPM and BIOG. As a result, OrbiMed Capital may be deemed to have beneficial ownership over the shares held by OPM and BIOG. Each of OrbiMed Advisors and OrbiMed Capital exercises voting and investment power through a management committee comprised of Carl L. Gordon, Sven H. Borho and Jonathan T. Silverstein, each of whom disclaims beneficial ownership of the shares held by OrbiMed Advisors and OrbiMed Capital. The address of each of the OrbiMed entities, Carl L. Gordon, Sven H. Borho and Jonathan T. Silverstein is 601 Lexington Avenue, 54th Floor, New York, New York 10022.
(2)
Based on a Schedule 13G filed with the SEC on February 12, 2021, consists of 6,469,911 shares held by InterWest Partners X, LP (“IW X”). InterWest Management Partners X, LLC (“IMP X”), is the general partner of IW X and may be deemed to beneficially own the shares held by IW X. Gilbert H. Kliman is the managing director of IMP X and Keval Desai and Khaled A. Nasr are venture members of IMP X. The managing director and venture members of IMP X share voting and investment control with respect to the securities held by IW X and each disclaims beneficial ownership of such shares except to the extent of any pecuniary interest therein. The address of each of the InterWest entities, Gilbert H. Kliman, Keval Desai and Khaled A. Nasr is 467 First Street, Suite 201, Los Altos, California 94022.

(3)
Based on a Schedule 13G filed with the SEC on February 12, 2021, consists of (i) 693,769 shares held of record by Greenland A LLC, (ii) 751,409 shares held of record by Greenland FP LLC, (iii) 132,601 shares held of record by Greenland NFP LLC and (iv) 2,601,637 shares held of record by Greenland NFP B Ltd., such record holders together, the Greenland Entities. Euclidean Capital LLC (“Euclidean”), the manager of each of the Greenland Entities, may be deemed to have shared voting control and investment discretion over the shares held by the Greenland Entities. Marilyn Simons and James Simons are owners and managers of Euclidean, and Ashvin Chhabra is President, CIO and manager of Euclidean, each of whom disclaims beneficial ownership of such securities for the purposes of Section 16 except to the extent of any pecuniary interest therein. The address of each of Euclidean, the Greenland Entities, Marilyn Simons, James Simons and Ashvin Chhabra is c/o Euclidean Capital LLC, 160 Fifth Ave, 9th Floor, New York, New York 10010.

(4)
Based on a Schedule 13G filed with the SEC on February 16, 2021, consists of 2,528,290 shares held by Nextech V Oncology S.C.S., SICAV-SIF (“Nextech V LP”). Nextech V GP S.à r.l. (“Nextech V GP”) serves as the sole general partner of Nextech V LP and has sole voting and investment control over the shares owned by Nextech V LP and may be deemed to own beneficially the shares held by Nextech V LP. Dr. Thilo Schroeder, a member of our board of directors, is a partner at Nextech Invest AG and in the Investment Committee of Nextech Invest AG, with significant influence over Nextech V LP in terms of investment decisions, selling strategy of shares and voting power and as a result, may be deemed to have beneficial ownership over such securities. Dalia Bleyer and Thomas Lips are members of the board of managers of Nextech V GP and share voting and dispositive power over the shares held by Nextech V LP, and may be deemed to own beneficially the shares held by Nextech V LP. The address of each of the Nextech V LP, Nextech V GP, Nextech Invest AG, Dalia Bleyer and Thomas Lips is 8 rue Lou Hemmer, N4 L-1748 Senningerberg, Luxembourg.

(5)
Based on a Schedule 13G/A filed with the SEC on February 16, 2021, consists of (i) 2,086,284 shares held by Viking Global Opportunities Illiquid Investments Sub-Master LP (“VGOP”) and (ii) 277,778 shares held by Viking Global Opportunities Liquid Portfolio Sub-Master LP (“VGOL”). Viking Global Investors LP (“VGI”) provides managerial services to VGOP and VGOL and has the authority to dispose of and vote the shares held by VGOP and VGOL. Viking Global Opportunities Portfolio GP LLC (“Opportunities Portfolio GP”) serves as the general partner of VGOP and VGOL and has the authority to dispose of and vote the shares held by VGOP and VGOL. Viking Global Opportunities GP LLC (“Opportunities GP”) serves as the sole member of Opportunities Portfolio GP and has the authority to dispose of and vote the shares controlled by Opportunities Portfolio GP. Viking Global Partners LLC (“VGP”) is the general partner of VGI and Opportunities GP. O. Andreas Halvorsen, David C. Ott and Rose S. Shabet, as Executive Committee Members of VGP, have shared authority to dispose of and vote the shares of common stock beneficially owned by VGI and Opportunities GP. The address of each of VGI, Opportunities GP, VGP, Opportunities Portfolio GP, VGOL, VGOP, O. Andreas Halvorsen, David C. Ott and Rose S. Shabet is c/o Viking Global Investors LP, 55 Railroad Avenue, Greenwich, Connecticut 06830.

(6)
Based on a Schedule 13G filed with the SEC on February 12, 2021, consists of 2,350,267 shares held by Avoro Capital Advisors LLC (“Avoro”). Behzad Aghazadeh serves as the portfolio manager and controlling person of Avoro. The address of each of Avoro and Behzad Aghazadeh is 110 Greene Street, Suite 800, New York, New York 10012.

(7)
Based on a Schedule 13G filed with the SEC on September 30, 2020, consists of (i) 2,268,236 shares held by Boxer Capital, LLC (“Boxer Capital”) and (ii) 60,837 shares held by MVA Investors, LLC (“MVA Investors”). Boxer Asset Management Inc. (“Boxer Management”) is the managing member and majority owner of Boxer Capital. Joe Lewis is the sole indirect beneficial owner of and controls Boxer Management. MVA Investors is the independent, personal investment vehicle of certain employees of Boxer Capital. Aaron I. Davis is a member of and has voting and dispositive power over securities held by MVA Investors. The address of each of Boxer Capital, MVA Investors and Aaron I. Davis is: 11682 El Camino Real, Suite 320, San Diego, California 92130. The address of each of Boxer Management and Joe Lewis is Cay House, EP Taylor Drive N7776, Lyford Cay, New Providence, Bahamas.

(8)
Consists of (i) 227,915 shares of common stock held by The Mack-Mulligan Revocable Trust, of which Dr. David Mack is a co-trustee, (ii) 56,978 shares of common stock held by Mack/Mulligan 2020 Irrevocable Descendants’ Trust, of which Dr. Mack is a co-trustee, (iii) 2,470 shares of common stock held directly by Dr. Mack, and (iv) 1,234,518 shares of common stock issuable pursuant to options held directly by Dr. Mack, exercisable within 60 days of February 28, 2021.

(9)	Consists of 1349,906 shares of common stock issuable pursuant to options held directly by Dr. Richard Heyman, exercisable within 60 days of February 28, 2021.
(10)	Consists of 427,342 shares of common stock held directly by Dr. Arnold Levine.
(11)	Consists of 7,256 shares of common stock issuable pursuant to options held directly by Laurie Stelzer, exercisable within 60 days of February 28, 2021.
(12)
Consists of (i) 1,600 shares of common stock held directly by Winston Kung, (ii) 237,412 shares of common stock issuable pursuant to options held directly by the Winston Kung Irrevocable Family Trust, exercisable within 60 days of February 28, 2021 and (iii) 260,719 shares of common stock issuable pursuant to options held directly by Winston Kung, exercisable within 60 days of February 28, 2021. The shares held of record by the Winston Kung Irrevocable Family Trust are for the benefit of Winston Kung’s immediate family. The trustee of the Winston Kung Irrevocable Family Trust is Winston Kung’s sister-in-law, Therese Leong.

(13)	Consists of 125,946 shares of common stock issuable pursuant to options held directly by Dr. Leila Alland, exercisable within 60 days of February 28, 2021.
(14)	Dr. Charles Baum did not serve as a member of our board of directors in fiscal 2020 and was not appointed until April 2021.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires our executive officers and directors and persons who beneficially own more than 10% of our common stock to file initial reports of beneficial ownership and reports of changes in beneficial ownership with the Securities and Exchange Commission (“SEC”). Such persons are required by SEC regulations to furnish us with copies of all Section 16(a) forms filed by such persons.
To our knowledge, no person who, during the fiscal year ended December 31, 2020, was a director or officer of the Company, or beneficial owner of more than ten percent of our common stock (which is the only class of securities registered under Section 12 of the Act), failed to file on a timely basis reports required by Section 16 of the Exchange Act during such fiscal year, except for one Form 4 reporting the exercise of options granted to Mr. Kung, which was due on December 10, 2020, was filed on December 31, 2020, as a result of an administrative error.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
Related Party Transactions Policy
We have adopted a formal written policy providing that we are not permitted to enter into any transaction that exceeds $120,000 and in which any related person has a direct or indirect material interest without the consent of our audit committee. Our audit committee has the primary responsibility for reviewing and approving or disapproving “related party transactions,” which are transactions between us and related persons in which the aggregate amount involved exceeds or may be expected to exceed $120,000 and in which a related person has or will have a direct or indirect material interest. The charter of our audit committee provides that our audit committee shall review and approve in advance any related party transaction. In approving or rejecting any such transaction, our audit committee is to consider the relevant facts and circumstances available and deemed relevant to our audit committee, including whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related person’s interest in the transaction. Prior to our initial public offering, we did not have a written policy for the review, approval or ratification of transactions with related parties.
Transactions and Relationships with Directors, Officers and 5% Stockholders
Other than compensation arrangements, including employment, termination of employment and change in control arrangements, with our directors and executive officers, the following is a description of each transaction since January 1, 2020, to which we were a party, in which:
•	the amounts involved exceeded or will exceed $120,000; and
•
any of our directors, nominees for director, executive officers or beneficial holders of more than 5% of any class of our outstanding capital stock, or any immediate family member of, or person sharing the household with, any of these individuals or entities, had or will have a direct or indirect material interest.

Series D Preferred Stock Financing
In July 2020, we issued and sold an aggregate of 5,321,864 shares of our Series D convertible preferred stock, or Series D Preferred Stock, at a purchase price of $13.1533 per share for an aggregate purchase price of approximately $70.0 million. These shares of Series D Preferred Stock will convert into an aggregate of 5,321,864 shares of common stock immediately prior to the completion of this offering. The table below sets forth the number of shares of Series D Preferred Stock sold to our directors, executive officers and holders of more than 5% of our capital stock:
Investor	Affiliated Director(s) or Officer(s)	Shares of Series D Preferred Stock	Total Purchase Price
Nextech V Oncology S.C.S., SICAV-SIF	Thilo Schroeder, Ph.D.	760,267	$10,000,000
Viking Global Opportunities Illiquid Investments Sub-master LP	—	760,267	$10,000,000
Entities affiliated with OrbiMed Advisors	Peter Thompson	760,265	$9,999,997
Investors’ Rights Agreement
We are party to an amended and restated investors’ rights agreement with certain holders of our capital stock, including entities affiliated with Euclidean Capital LLC, InterWest Partners X, L.P., Nextech V Oncology S.C.S., SICAV-SIF, OrbiMed Private Investments V LP, Viking Global Opportunities Illiquid Investments Sub-master LP and TopSpin Biotech Fund II, L.P. Under our investors’ rights agreement, certain holders of our capital stock have the right to demand that we file a registration statement or request that their shares of our capital stock be covered by a registration statement that we are otherwise filing.
Participation in our Initial Public Offering
Certain of our previously existing stockholders that are affiliated with certain of our directors or that beneficially owned more than 5% of our outstanding common stock purchased an aggregate of approximately 1,977,777 shares of our common stock in our initial public offering in September 2020 at the initial public offering price.

Indemnification of Directors and Officers
Our amended and restated certificate of incorporation and amended and restated bylaws provides that we indemnify our directors and officers, and may indemnify our employees and other agents, to the fullest extent permitted by Delaware law. Delaware law prohibits our amended and restated certificate of incorporation from limiting the liability of our directors for the following:
•	any breach of the director’s duty of loyalty to us or to our stockholders;
•	acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;
•	unlawful payment of dividends or unlawful stock repurchases or redemptions; and
•	any transaction from which the director derived an improper personal benefit.
If Delaware law is amended to authorize corporate action further eliminating or limiting the personal liability of a director, then the liability of our directors will be eliminated or limited to the fullest extent permitted by Delaware law, as so amended. Our amended and restated certificate of incorporation does not eliminate a director’s duty of care and, in appropriate circumstances, equitable remedies, such as injunctive or other forms of non-monetary relief, remain available under Delaware law. This provision also does not affect a director’s responsibilities under any other laws, such as the federal securities laws or other state or federal laws. Under our amended and restated bylaws, we are empowered to purchase insurance on behalf of any person whom we are required or permitted to indemnify.
In addition to the indemnification required in our amended and restated certificate of incorporation and amended and restated bylaws, we have entered into an indemnification agreement with each member of our board of directors and each of our officers. These agreements provide for the indemnification of our directors and officers for certain expenses and liabilities incurred in connection with any action, suit, proceeding or alternative dispute resolution mechanism or hearing, inquiry or investigation that may lead to the foregoing, to which they are a party, or are threatened to be made a party, by reason of the fact that they are or were a director, officer, employee, agent or fiduciary of our company, or any of our subsidiaries, by reason of any action or inaction by them while serving as an officer, director, agent or fiduciary, or by reason of the fact that they were serving at our request as a director, officer, employee, agent or fiduciary of another entity. In the case of an action or proceeding by or in the right of our company or any of our subsidiaries, no indemnification will be provided for any claim where a court determines that the indemnified party is prohibited from receiving indemnification. We believe that these charter and bylaw provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers.
The limitation of liability and indemnification provisions in our amended and restated certificate of incorporation and amended and restated bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against directors and officers, even though an action, if successful, might benefit us and our stockholders. Moreover, a stockholder’s investment may be harmed to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. There is no pending litigation or proceeding naming any of our directors or officers as to which indemnification is being sought, nor are we aware of any pending or threatened litigation that may result in claims for indemnification by any director or officer.

PROPOSALS REQUIRING YOUR VOTE

ITEM 1 — Election of Class I Directors
Number of Directors; Board Structure
Our board of directors currently consists of seven members. Our directors are divided into three classes serving staggered three year terms. Upon expiration of the term of a class of directors, directors in that class will be eligible to be elected for a new three year term at the annual meeting of stockholders in the year in which their term expires.
The terms of the Class I directors, Thilo Schroeder, Ph.D. and Peter Thompson, M.D., expire at the Annual Meeting. The Class II directors will serve until our annual meeting of stockholders in 2022. The Class III directors will serve until our annual meeting of stockholders in 2023.
Nominees
As recommended by the corporate governance and nominating committee, the Board has nominated each of Drs. Schroeder and Thompson for election as a Class I director. For information concerning the nominees, please see “Directors and Corporate Governance—Board Composition.”
The Class I directors elected at this Annual Meeting will continue in office until our Annual Meeting of Stockholders in 2024 and until the director’s successor has been duly elected and qualified, or until the earlier of the director’s death, resignation or retirement. The proxy holders named on the proxy card intend to vote the proxy (if you are a stockholder of record) for the election of Drs. Schroeder and Thompson, unless you indicate on the proxy card that your vote should be cast against any of them. Under SEC rules, proxies cannot be voted for a greater number of persons than the number of nominees named.
Each of the Class I directors has consented to be named as a nominee in this proxy statement and to serve if elected. If any nominees are not able to serve, proxies may be voted for a substitute nominee, unless the Board chooses to reduce the number of directors serving on the Board.
Recommendation of our Board
The board of directors unanimously recommends a vote FOR the election of each of Thilo Schroeder, Ph.D. and Peter Thompson, M.D. as a Class I director.

ITEM 2 — Ratification of Independent Registered Public Accounting Firm
The audit committee has selected Ernst & Young LLP to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2021.
We are asking our stockholders to ratify the selection of Ernst & Young LLP as our independent registered public accounting firm. Although ratification is not required by our bylaws or otherwise, we are submitting the selection of Ernst & Young LLP to our stockholders for ratification as a matter of good corporate practice and because we value our stockholders’ views on the Company’s independent registered public accounting firm. In the event that our stockholders fail to ratify the selection, the Audit Committee will review its future selection of independent auditors. Even if this selection is ratified, pursuant to the Sarbanes-Oxley Act of 2002, the audit committee is directly responsible for the appointment, compensation, retention and oversight of the work of our independent registered public accounting firm and may determine to change the firm selected at such time and based on such factors as it determines to be appropriate.
Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting to answer appropriate questions. They also will have the opportunity to make a statement if they desire to do so.
Audit and Non-Audit Fees
The following table presents fees for professional audit services rendered by Ernst & Young LLP for the audit of the Company’s annual financial statements and internal control over financial reporting for the fiscal years ended December 31, 2020 and 2019 and fees billed for audit-related, tax, and other services rendered by Ernst & Young LLP during those periods.
	2019	2020
Audit fees(1)	76,585	355,000
Audit-related fees(2)	—	—
Tax fees	—	—
All other fees(3)	—	840,938
Total fees	76,585	1,195,938
(1)
Audit fees consisted principally of work performed in connection with the audit of our consolidated financial statements included in our periodic filings and registration statements, review of our quarterly financial statements and services that are normally provided by the independent registered public accountants in connection with statutory and regulatory filings or engagements for those fiscal years.

(2)	Audit-related fees consisted principally of services rendered in connection with service organization control examinations.
(3)	All other fees consisted principally of serves rendered in connection with the Company’s initial public offering in September 2020.
Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm
Pursuant to the audit committee charter and policy, the audit committee pre-approves all audit and permissible non-audit services to be provided by our independent registered public accounting firm. As part of its review, the audit committee also considers whether the categories of pre-approved services are consistent with the rules on accountant independence of the SEC and the Public Company Accounting Oversight Board.
Recommendation of our Board
The board of directors unanimously recommends a vote FOR the ratification of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending 2021.

AUDIT COMMITTEE REPORT
The information contained in the following Audit Committee Report shall not be deemed to be soliciting material or to be filed with the Securities and Exchange Commission (“SEC”), nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that PMV Pharmaceuticals, Inc. (the “Company”) specifically incorporates it by reference in such filing.
The audit committee serves as the representative of the board of directors with respect to its oversight of:
•	the Company’s accounting and financial reporting processes and the audit of the Company’s financial statements;
•	the integrity of our financial statements;
•	the Company’s compliance with legal and regulatory requirements;
•	inquiring about significant risks, reviewing the Company’s policies for risk assessment and risk management, and assessing the steps management has taken to control these risks; and
•	the independent registered public accounting firm’s appointment, qualifications and independence.
The audit committee also reviews the performance of the Company’s independent registered public accounting firm, Ernst & Young LLP, in the annual audit of the Company’s financial statements and in assignments unrelated to the audit, and reviews the independent registered public accounting firm’s fees.
The audit committee is composed of three non-employee directors. The board of directors has determined that Dr. Heyman and Dr. Schroeder are each independent and that Ms. Stelzer as an “audit committee financial expert” under rules of the SEC.
The audit committee provides the board of directors such information and materials as it may deem necessary to make the board of directors aware of financial matters requiring the attention of the board of directors. The audit committee reviews the Company’s financial disclosures and meets privately, outside the presence of management, with the Company’s independent registered public accounting firm. In fulfilling its oversight responsibilities, the audit committee reviewed and discussed the audited financial statements in the Company’s 2020 Annual Report with management, including a discussion of the quality and substance of the accounting principles, the reasonableness of significant judgments made in connection with the audited financial statements, and the clarity of disclosures in the financial statements. The audit committee reports on these meetings to the board of directors.
The audit committee has reviewed and discussed the Company’s audited consolidated financial statements with management and Ernst & Young LLP, the Company’s independent registered public accounting firm. The audit committee has discussed with Ernst & Young LLP the matters required to be discussed by Auditing Standard No. 1301, Communications with Audit Committees, issued by the Public Company Accounting Oversight Board (“PCAOB”).
The audit committee has received and reviewed the written disclosures and the letter from Ernst & Young LLP required by the applicable requirements of the PCAOB regarding Ernst & Young LLP’s communications with the audit committee concerning independence, and has discussed with Ernst & Young LLP its independence. In addition, the audit committee has discussed with Ernst & Young LLP its independence from management and the Company, including matters in the letter from Ernst & Young LLP required by PCAOB Rule 3526, Communication with Audit Committees Concerning Independence, and considered the compatibility of non-audit services with Ernst & Young LLP’s independence.
Based on the review and discussions referred to above, the audit committee recommended to the board of directors that the Company’s audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020 for filing with the SEC. The audit committee also has selected Ernst & Young LLP as the independent registered public accounting firm for fiscal year 2021. The board of directors recommends that stockholders ratify this selection at the Annual Meeting.
Respectfully submitted by the members of the audit committee of the board of directors:
Laurie Stelzer (Chairperson)
Richard Heyman, Ph.D.
Thilo Schroeder, Ph.D.

TRANSACTION OF OTHER BUSINESS
The board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, the persons appointed in the accompanying proxy intend to vote the shares represented thereby in accordance with their best judgment on such matters, under applicable laws.
REQUIREMENTS, INCLUDING DEADLINES, FOR SUBMISSION OF PROXY PROPOSALS, NOMINATION OF DIRECTORS AND OTHER BUSINESS OF STOCKHOLDERS
Under the rules of the SEC, if a stockholder would like us to include a proposal in our proxy statement and form of proxy for presentation at our 2022 Annual Meeting of Stockholders, the proposal must be received by us at our principal executive offices at 8 Clarke Drive, Suite 3, Cranbury, New Jersey 08512, to the attention of the Corporate Secretary, no later than December 30, 2021.
Alternatively, under our bylaws, if a stockholder would like to propose a matter for presentation at the 2022 Annual Meeting of Stockholders rather than for inclusion in the proxy materials, or would like to nominate a person as a candidate for election to the Board at the 2022 Annual Meeting of Stockholders, the stockholder must follow certain procedures contained in our bylaws. Stockholders may request a free copy of our bylaws from:
PMV Pharmaceuticals, Inc.
Attn: Corporate Secretary
8 Clarke Drive, Suite 3
Cranbury, New Jersey 08512
Under the bylaws, notice of a nomination or other business must be delivered to the Corporate Secretary no later than 5:00 p.m. local time on March 4, 2022 and no earlier than 8:00 a.m. local time on February 2, 2022. If the date of our 2022 Annual Meeting of Stockholders has been changed by more than 25 days from the anniversary of the date of the 2021 Annual Meeting of Stockholders, notice must be delivered to the Corporate Secretary not earlier than 8:00 a.m. local time on the 120th day prior to the 2022 Annual Meeting of Stockholders nor later than 5:00 p.m. local time on the 10th day following the day on which public announcement of the date of the 2022 Annual Meeting of Stockholders is first made. Nominations and the proposal of other business also must satisfy other requirements set forth in the bylaws. The chairperson of the meeting may refuse to acknowledge the introduction of any stockholder proposal or nomination not made in compliance with the foregoing procedures.
If a stockholder fails to comply with the forgoing deadlines established under the bylaws, the Company will have discretionary authority to vote shares under proxies we solicit when and if the nomination or other business is raised at the Annual Meeting of Stockholders and, to the extent permitted by law, on any other business that may properly come before the Annual Meeting and any adjournments or postponements.
The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy materials with respect to two or more stockholders sharing the same address by delivering a single annual report, proxy statement and Notice of Internet Availability to those stockholders. This process, which is commonly referred to as “householding,” potentially provides convenience for stockholders and cost savings for companies. Although we do not household for registered stockholders, a number of brokerage firms have instituted householding for shares held in street name, delivering a single set of proxy materials to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that the broker will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, now or in the future, you no longer wish to participate in householding and would prefer to receive a separate annual report, proxy statement and Notice of Internet Availability, please notify us by calling (609) 642-6670 or by sending a written request to 8 Clarke Drive, Suite 3, Cranbury, New Jersey 08512, Attention: Corporate Secretary, and we will promptly deliver a separate copy of our annual report and proxy statement. If you are receiving multiple copies of the annual report and proxy statement and wish to receive only one, please notify your broker.

PMV PHARMACEUTICALS, INC.
8 CLARKE DRIVE, SUITE 3
CRANBURY, NJ 08512

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on 06/01/2021. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/PMVP2021

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on 06/01/2021. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Class I Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees

01) Thilo Schroeder, Ph.D. 02) Peter Thompson, M.D.

The Board of Directors recommends you vote FOR proposal 2:

	For	Against	Abstain
2. Ratification of the appointment of Ernst & Young LLP as our independent public accounting firm.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

0000507851_1 R1.0.0.177

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement, Annual Report and Form 10-K are available at www.proxyvote.com

PMV PHARMACEUTICALS, INC.
Annual Meeting of Stockholders
June 2, 2021 10:00 AM
This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) David Mack and Winston Kung, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of PMV PHARMACEUTICALS, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 10:00 AM, EDT on June 2, 2021, virtually at **www.virtualshareholdermeeting.com/PMVP2021** and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

0000507851_2 R1.0.0.177

Continued and to be signed on reverse side